As filed with the Securities and Exchange Commission on March 11, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Arbor Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)

Maryland (State or other jurisdiction of incorporation or organization)	20-0057959 (I.R.S. Employer Identification Number)

333 Earle Ovington Boulevard, Suite 900 Uniondale, New York 11553 (516) 506-4200 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	Paul Elenio
Chief Financial Officer and Treasurer
333 Earle Ovington Boulevard, Suite 900
Uniondale, New York 11553
(516) 506-4200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)
Copy to:
David B. Goldschmidt, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ___
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS
OF	PROPOSED NUMBER OF	PROPOSED MAXIMUM	PROPOSED MAXIMUM
SECURITIES TO BE	SHARES TO BE	OFFERING PRICE	AGGREGATE	AMOUNT OF
REGISTERED(1)	REGISTERED	PER SHARE (2)	OFFERING PRICE(1)	REGISTRATION FEE
Common Stock, par value $0.01 per share	1,000,000	$2.89	$2,890,000	$206.06

(1)	Includes such common stock as may be issued in respect of the common stock registered hereby by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

(2)	Based upon the average of the high and low prices of our common stock reported on the New York Stock Exchange on March 10, 2010. Estimated solely for the purpose of calculating the registration fee under the Securities Act of 1933, as amended.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED MARCH 11, 2010
PROSPECTUS
ARBOR REALTY TRUST, INC.
1,000,000 Shares
COMMON STOCK

     This prospectus relates to the possible resale, from time to time, by Wachovia Bank, National Association (“Wachovia”) or its transferees, successors and assigns of up to 1,000,000 shares of our common stock that may be issued to Wachovia upon the exercise of outstanding warrants. The warrants were issued to Wachovia on July 23, 2009 in connection with certain amendments to our financing facilities with Wachovia. Pursuant to a registration rights agreement, dated as of July 23, 2009, between Wachovia and us, we have agreed to register the resale of the shares of common stock issuable upon exercise of such warrants. See “Selling Stockholder.”
     We will receive no proceeds from any sale of the shares covered by this prospectus by the selling stockholder, but we have agreed to pay all fees and expenses incurred by us incident to the registration of the shares. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any such shares will be sold by the selling stockholder.
     An investment in these securities entails certain material risks and uncertainties that should be considered. See “Risk Factors” on page 2 of this prospectus.
     Our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “ABR.” The last reported sales price of our common stock on the NYSE on March 10, 2010 was $2.96 per share.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is      , 2010

     You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.
     This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

i

SUMMARY
     The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including the information referred to under the caption “Risk Factors,” before making a decision to invest in our common stock. In this prospectus, unless the context indicates otherwise, (a) the words “we,” “us,” “our,” “Arbor,” and similar references refer to Arbor Realty Trust, Inc. and its subsidiaries, including Arbor Realty Limited Partnership, our operating partnership, and Arbor Realty SR Inc., (b) “our board of directors” refers to the board of directors of Arbor Realty Trust, Inc. and (c) “Arbor Commercial Mortgage,” “ACM” or “our manager” refer to Arbor Commercial Mortgage, LLC.
Arbor Realty Trust, Inc.
     We are a specialized real estate finance company that invests in a diversified portfolio of structured finance assets in the multi-family and commercial real estate market. We invest primarily in real estate-related bridge and mezzanine loans, including junior participating interests in first mortgages, and preferred equity and, in limited cases, discounted mortgage notes and other real estate-related assets, which we refer to collectively as structured finance investments. We also invest in mortgage-related securities and real estate property. Our principal business objective is to maximize the difference between the yield on our investments and the cost of financing these investments to generate cash available for distribution, facilitate capital appreciation and maximize total return to our stockholders.
     We are organized to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. A REIT is generally not subject to federal income tax on that portion of its REIT taxable income (“Taxable Income”) that is distributed to its stockholders, provided that at least 90% of Taxable Income is distributed and various other qualification requirements are met. Certain of our assets that produce non-qualifying income are held in taxable REIT subsidiaries. Unlike other subsidiaries of a REIT, the income of a taxable REIT subsidiary is subject to federal and state income taxes.
     We commenced operations in July 2003 and conduct substantially all of our operations and investing activities through Arbor Realty SR, Inc., our majority-owned indirect subsidiary (“SR Inc.”), and its subsidiaries. SR Inc. has also elected to be taxed as a REIT.
     We are externally managed and advised by Arbor Commercial Mortgage, LLC, a national commercial real estate finance company that specializes in debt and equity financing for multi-family and commercial real estate, pursuant to the terms of a management agreement.

     We are a Maryland corporation formed in June 2003. Our principal executive offices are located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553. Our telephone number is (516) 506-4200. Our website is located at www.arborrealtytrust.com. The information contained on our website is not a part of this prospectus.

RISK FACTORS
     You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2009, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     The information contained in this prospectus is not a complete description of our business or the risks associated with an investment in Arbor Realty Trust, Inc. We urge you to carefully review and consider the various disclosures made by us in this prospectus, including the documents incorporated by reference herein.
     This prospectus contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, among other things, the operating performance of our investments and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that may cause our actual results in future periods to differ materially from forecasted results. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in economic conditions generally and the real estate market specifically; adverse changes in the financing markets we access affecting our ability to finance our loan and investment portfolio; changes in interest rates; the quality and size of the investment pipeline and the rate at which we can invest our cash; impairments in the value of the collateral underlying our loans and investments; changes in the markets; legislative/regulatory changes; completion of pending investments; the availability and cost of capital for future investments; competition within the finance and real estate industries; and other risks detailed from time to time in our SEC reports. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement. For a discussion of our critical accounting policies, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Arbor Realty Trust, Inc. and Subsidiaries—Significant Accounting Estimates and Critical Accounting Policies” under Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2009.
     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS
     We are filing the registration statement of which this prospectus is a part pursuant to our contractual obligation to Wachovia as described in greater detail in the section entitled “Selling Stockholder.” We will not receive any of the proceeds from the sale of shares of our common stock by the selling stockholder.

DESCRIPTION OF COMMON STOCK
     The following description of the terms of our common stock is only a summary. For a complete description, we refer you to the Maryland General Corporation Law (the “MGCL”), our charter and our bylaws. Copies of our charter and bylaws are available upon request. The following description discusses the general terms of the common stock that the selling stockholder may sell.
General
     Our charter provides that we may issue up to 500,000,000 shares of common stock, $0.01 par value per share, and up to 100,000,000 shares of preferred stock, $.01 par value per share. As of March 10, 2010, 25,387,410 shares of common stock, and no shares of preferred stock, were issued and outstanding. As of March 10, 2010, there were 9,730 holders of record of our common stock. Under Maryland law, our stockholders generally are not liable for our debts or obligations.
Common Stock
     Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or series of preferred stock.
     Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to the vote of stockholders, including the election of directors. There is no cumulative voting in the election of our board of directors, which means that the holders of outstanding shares of our common stock entitled to cast a majority of the votes in the election of directors can elect all of the directors then standing for election and the holders of the remaining shares of our common stock are not able to elect any directors.
     Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.
     Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter, however, provides for approval of these matters, except with respect to certain charter amendments, by an affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.
     Our charter authorizes our board of directors to increase the number of shares of authorized stock, to cause us to issue additional authorized but unissued shares of our stock, to reclassify any unissued shares of our common stock or preferred stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series without stockholder approval.
Power To Reclassify Unissued Shares Of Common And Preferred Stock
     Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, our board is required by the MGCL and by our charter to set, subject to our charter restrictions on transfer of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Therefore, our board could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.
Power to Issue Additional Shares of Common Stock and Preferred Stock
     We believe that the power to increase the number of shares of authorized stock, to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of common stock or otherwise be in their best interest.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.
Ownership and Transfer Restrictions
     In order for us to qualify as a REIT under the Internal Revenue Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).
     Our charter contains restrictions on the ownership and transfer of our common stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code, more than 7.0% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common stock or 7.0% by value of our outstanding capital stock. We refer to this restriction as the “general ownership limit.”
     The constructive ownership rules under the Internal Revenue Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.0% of our outstanding common or capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, less than 7.0% of our outstanding common or capital stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of these limits on our outstanding stock and thereby subject the stock to the applicable ownership limit.
     Shares of our stock that would otherwise be directly or indirectly acquired or held by a person in violation of the ownership limitations are, in general, automatically transferred to a trust for the benefit of a charitable beneficiary, and the purported owner’s interest in such shares is void. In addition, any person who acquires shares in excess of these limits is obliged to immediately give written notice to us and provide us with any information we may request in order to determine the effect of the acquisition on our status as a REIT under the Internal Revenue Code. Our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular stockholder if it determines that any exemption from the ownership limit will not jeopardize our status as a REIT under the Internal Revenue Code. The stockholder must also agree that any violation of a required representation or undertaking provided with respect to the exemption or other action contrary to the ownership and transfer restrictions will result in the automatic transfer of the shares causing the violation to a trust.
     We have granted ACM and Mr. Ivan Kaufman (who is the beneficial owner of approximately 91% of ACM’s outstanding membership interests) an exemption from the general ownership limit which permits them to collectively own up to 20.637% of our outstanding common stock. We have also granted C. Michael Kojaian, one of our directors, an exemption from the general ownership limit which permits him to own up to 8.3% of our outstanding common stock.
     As a condition of our waiver, our board of directors may require an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) that is satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status. Additionally, the waiver of the ownership limit may not allow five or fewer stockholders to beneficially own more than 50% in value of our outstanding capital stock.
     Our charter provisions further prohibit:
•	any person from beneficially or constructively owning shares of our stock that would result in us being closely held under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock after January 29, 2004 if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).
     Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     Pursuant to our charter, if any purported transfer of our stock or any other event would otherwise result in any person violating the ownership limits or such other limit as permitted by our board of directors, then any such purported transfer will be ineffective as to that number of shares in excess of the applicable ownership limit (rounded up to the nearest whole). That number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of the excess shares will be void.
     Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares of our stock at market price, the last reported sales price reported on a national securities exchange or the Nasdaq Stock Market on the trading day immediately preceding the day of the event that resulted in the transfer of such shares of our stock to the trust if the shares are then traded) and (2) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.
     If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or as otherwise permitted by our board of directors. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee or owner for the shares (or, if the event that resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on a national securities exchange or the Nasdaq Stock Market on the trading day immediately preceding the relevant date if the shares are then traded), and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.
     The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any excess shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and may also exercise all voting rights with respect to the excess shares.
     Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion, to:
•	rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.
     However, if we have already taken irreversible corporate action, then the trustee may not rescind or recast the vote.
     Any owner of more than five percent (or such lower percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder) of the shares of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating the owner’s name and address, the number of shares of stock beneficially owned and a description of the manner in which such shares are held. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our status as a REIT and to ensure compliance with the ownership limit or to comply with the requirements of any taxing or governmental authority or to determine such compliance.

     All certificates representing shares of our stock bear a legend referring to the restrictions described above.
     These ownership and transfer limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

SELLING STOCKHOLDER
     This prospectus relates to the possible resale, from time to time, by Wachovia Bank, National Association (“Wachovia”) or its transferees, successors and assigns (collectively, “the selling stockholder”) of up to 1,000,000 shares of our common stock that may be issued to Wachovia upon the exercise of outstanding warrants. In connection with certain amendments to our credit facilities with Wachovia on July 23, 2009, we issued warrants to Wachovia that entitle it to purchase (i) 500,000 shares at a price of $3.50 per share beginning after July 23, 2009, or the 2009 warrants, (ii) 250,000 shares at a price of $4.00 per share beginning after July 23, 2010, or the 2010 warrants, and (ii) 250,000 shares at a price of $5.00 per share beginning after July 23, 2011, or the 2011 warrants. All warrants expire on July 23, 2015. No warrants have been exercised as of the date of this prospectus. Pursuant to a registration rights agreement, dated as of July 23, 2009, between Wachovia and us, we have agreed to register the resale of the shares of common stock issuable upon exercise of such warrants. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any such shares will be sold by the selling stockholder, nor that any warrants will necessarily be exercised for such shares.
     The following table sets forth the maximum number of shares of common stock to be sold pursuant to this prospectus:

Maximum Number of Shares
of
		Common Stock to be Sold	Shares of Common Stock
	Shares of Common Stock	Pursuant to this	Beneficially Owned After the
	Owned Prior to Offering	Prospectus	Offering
Name	Number	Number	Number	Percent
Wachovia Bank, National Association	500,000 (1)	1,000,000	0	0%

(1)	Consists of the shares underlying the 2009 warrants. Wachovia does not have the right to exercise the 2010 or 2011 warrant within 60 days of the date of this prospectus.

FEDERAL INCOME TAX CONSIDERATIONS
     The following is a summary of the material federal income tax consequences relating to the acquisition, holding and disposition of common stock of Arbor Realty. For purposes of this section under the heading “Federal Income Tax Considerations,” references to “Arbor Realty,” “we,” “our” and “us” mean only Arbor Realty Trust, Inc. and not its subsidiaries or other lower-tier entities, except as otherwise required by the context. However, our indirect subsidiary, Arbor Realty SR, Inc. (“SR Inc.”), like Arbor Realty, has also elected to be taxed as a REIT. The discussion below of the tax requirements for, and consequences of, qualifying as a REIT also applies to SR Inc.’s election to be taxed as a REIT.
     This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that the operation of Arbor Realty, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreement. This summary of the material federal income tax consequences of an investment in our stock does not purport to discuss all aspects of federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	holders who receive Arbor Realty stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding Arbor Realty stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
and, except to the extent discussed below:
•	tax-exempt organizations; and

•	foreign investors.
     This summary assumes that investors will hold our stock as capital assets, which generally means as property held for investment.

     THE FEDERAL INCOME TAX TREATMENT OF HOLDERS OF ARBOR REALTY STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING ARBOR REALTY STOCK TO ANY PARTICULAR INVESTOR WILL DEPEND ON THE INVESTOR’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, EXCHANGING OR OTHERWISE DISPOSING OF ARBOR REALTY STOCK.
Taxation of Arbor Realty
     Arbor Realty and SR Inc. have each elected to be taxed as a REIT, commencing with their initial taxable years, which ended on December 31, 2003 and December 31, 2005, respectively. We believe that such entities were organized and have operated in such a manner as to qualify for taxation as a REIT, and intend to continue to operate in such a manner.
     In connection with this prospectus, we received an opinion of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with Arbor Realty’s initial taxable year ended December 31, 2003, Arbor Realty was organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code, and its actual method of operation through the date hereof has enabled, and its proposed method of operation will enable, it to meet the requirements for qualification and taxation as a REIT. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to the organization and operation of Arbor Realty and its affiliates, and is conditioned upon representations and covenants made by the management of Arbor Realty and affiliated entities regarding their organization, assets and the past, present and future conduct of their business operations. Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.
     While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given that we will so qualify for any particular year. Counsel will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of REITs in General
     As indicated above, qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “Requirements for Qualification — General.” While we intend to operate so as to qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify” below.
     Provided that we meet the requirements for qualification as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to federal corporate income tax on net income that is distributed, or is treated as distributed, to our stockholders in the year that it is earned. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that historically has resulted from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.
     Legislation that was enacted in 2003, and subsequently amended, reduces the rate at which most individuals, trusts and estates are taxed on corporate dividends, from a maximum of 38.6% (as ordinary income) to a maximum of 15% (the same as long-term capital gains) for the period through and including the 2010 tax year. With limited exceptions, however, dividends received by stockholders from Arbor Realty or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which, pursuant to the 2003 and 2006 legislation, will be as high as 35% through 2010. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders — Distributions.”
     Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “Taxation of Stockholders.”
     If we qualify as a REIT, we will nonetheless be subject to federal tax in the following circumstances:
•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on items of tax preference, including any deductions of net operating losses.

•	If we have any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property acquired in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or “REMIC”), we could be subject to corporate level federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “— Taxable Mortgage Pools and Excess Inclusion Income” below.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintains REIT qualification because other requirements are met, we will be subject to a 100% tax on an amount based upon the magnitude of the failure, adjusted to reflect the profit margin associated with our gross income.

•	If we should fail to satisfy the asset or other requirements applicable to REITs, as described below, yet nonetheless maintain REIT qualification because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question, multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (i) the amounts actually distributed, plus (ii) retained amounts on which income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor compliance with rules relating to the composition of a REIT’s stockholders, as described below in “Requirements for Qualification — General.”

•	A 100% tax may be imposed on some items of income and expense that are directly or constructively paid between a REIT and a taxable REIT subsidiary (as described below) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable to the extent that we subsequently recognize that gain on a disposition of any such assets during the ten-year period following their acquisition from the subchapter C corporation.

•	The earnings of our subsidiaries could be subject to federal corporate income tax to the extent that such subsidiaries are subchapter C corporations.

     In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on their assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification — General
     The Internal Revenue Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for the special Internal Revenue Code provisions applicable to REITs;

(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and

(7)	which meets other tests described below, including with respect to the nature of its income and assets.
     The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Arbor Realty’s charter provides restrictions regarding the ownership and transfer of its shares, which are intended to assist in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.
     To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of specified percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income for tax purposes any dividends that we pay). A stockholder that fails or refuses to comply with the demand is required by Treasury regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information. A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. A failure to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) above is not satisfied, we will be deemed to have satisfied that condition.
     In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We satisfy this requirement.
     The Internal Revenue Code provides relief from violations of the REIT gross income and asset requirements, as described below under “— Income Tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain qualification as a REIT, and, if available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
     Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, the proportionate share of the assets and items of income of partnerships in which we own an equity interest (including SR Inc.’s preferred equity interests in certain lower-tier partnerships), are treated as assets and items of income of the relevant REIT for purposes of applying the REIT requirements described below. The REIT’s proportionate share is generally determined, for these purposes, based upon its percentage interest in the partnership’s equity capital, except that for purposes of the 10% value-based asset test described below, the percentage interest also takes into account certain debt securities issued by the partnership. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.”
     Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a “taxable REIT subsidiary” as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Other entities that are wholly owned by a REIT, including single member limited liability companies, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with partnerships in which Arbor Realty holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

     In the event that a disregarded subsidiary of a REIT ceases to be wholly owned – for example, if any equity interest in the subsidiary is acquired by a person other than the REIT or another disregarded subsidiary of the REIT – the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests” below.
     Taxable Subsidiaries. A REIT, in general, may jointly elect with subsidiary corporations, whether or not wholly owned, to treat the subsidiary corporation as a taxable REIT subsidiary (“TRS”). The separate existence of a TRS or other taxable corporation, unlike that of a disregarded subsidiary as discussed above, is not ignored for federal income tax purposes. Accordingly, such an entity would generally be subject to corporate income tax on its earnings, which may have the effect of reducing the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to stockholders.
     A REIT is not treated as holding the assets of a taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is taken into account as an asset of the REIT, and the REIT recognizes as income, the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of nonqualifying income such as management fees or other service income, or gains from the sale of inventory or dealer property).
     Subsidiary REITs. In connection with a January 2005 financing that gave rise to a “taxable mortgage pool,” the assets of our subsidiary operating partnership, Arbor Realty Limited Partnership, through which we conduct substantially all of our activities and operations, were transferred to SR Inc., which was a newly-formed subsidiary of the operating partnership, and its subsidiaries. SR Inc. has elected and intends to be taxed as a REIT, which, in general, will allow us to avert certain adverse tax consequences that would otherwise result from the presence of the taxable mortgage pool. See “– Taxable Mortgage Pools and Excess Inclusion Income,” below, for a discussion of certain issues relating to taxable mortgage pools. Arbor Realty Limited Partnership was previously treated as a partnership for federal income tax purposes, but is now classified as a disregarded subsidiary.
     Arbor Realty’s interest in the stock of SR Inc., is treated as a qualifying real estate asset of Arbor Realty for purposes of the REIT asset requirements (see “– Asset Tests” below), and any dividend income or gains derived by Arbor Realty from the stock of SR Inc. will generally be treated by Arbor Realty as income that qualifies for purposes of the REIT 95% and 75% income requirements (see “– Income Tests” below), provided, in each case, that SR Inc. is able to qualify as a REIT. Arbor Realty and SR Inc. are separate entities, each of which intends to qualify as a REIT, and each of which must independently satisfy the various REIT qualification requirements as described herein. Substantially all of Arbor Realty’s assets are currently held indirectly through SR Inc., however, which effectively ensures that Arbor Realty will satisfy the asset and income requirements applicable to REITs provided that SR Inc. qualifies as a REIT. If SR Inc. were to fail to qualify as a REIT, it would then be a regular taxable corporation, and its income would be subject to federal income tax. In addition, a failure of SR Inc. to qualify as a REIT would likely have an adverse effect on Arbor Realty’s ability to comply with the REIT asset and income requirements described below, and thus its ability to qualify as a REIT.
Income Tests
     In order to maintain qualification as a REIT, we must satisfy two gross income requirements each year. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and from certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, including SR Inc., provided that SR Inc. is able to qualify as a REIT, interest income derived from mortgage loans secured by real property (including certain types of mortgage backed securities), and gains from the sale of real estate assets, as well as income from some kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and from certain hedging transactions, must be derived from some combination of income that qualifies under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions is excluded from both the numerator and the denominator for purposes of both the 75% and the 95% gross income tests. See “— Derivatives and Hedging Transactions.”
     Interest income constitutes qualifying mortgage interest for purposes of the 75% income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, or are treated as having acquired the instrument if it is restructured in a manner that constitutes a significant modification of its terms, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% income test.
     To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a “shared appreciation provision”), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests, provided that the property is not inventory or dealer property in the hands of the borrower or the REIT.

     To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT, as described below.
     Among the assets that we and our subsidiaries hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. Revenue Procedure 2003-65 issued by the IRS provides a safe harbor pursuant to which a mezzanine loan, if it meets each of the requirements contained in the Revenue Procedure, will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and interest derived from it will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. While we and our advisors believe, on the basis of relevant regulations and IRS rulings, that our mezzanine loans qualify as real estate assets and give rise to qualifying mortgage interest for purposes of the REIT asset and income requirements, or otherwise do not adversely affect our status as a REIT, such loans do not meet all of the requirements for reliance on the safe harbor, and there can be no assurance that the IRS will not challenge the tax treatment of these loans.
     We also hold certain participation interests, or “B-Notes,” in mortgage loans and mezzanine loans originated by other lenders. A B-Note is an interest created in an underlying loan by virtue of a participation or similar agreement, to which the originator of the loan is generally a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of a participant’s investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations, which will be a first loss position in the event of a default by the borrower. We believe that our participation interests generally qualify as real estate assets for purposes of the REIT asset tests described below, and that interest derived from such investments will be treated as qualifying mortgage interest for purposes of the REIT 75% income test. The appropriate treatment of participation interests for federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of such participation interests.
     Rents that we derive, including as a result of our ownership of preferred or common equity interests in a partnership that owns rental properties, will qualify as “rents from real property” in satisfying the gross income requirements described above, only if several conditions are met, including the following. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which the REIT derives no revenue. An independent contractor is generally a person that, after application of constructive ownership rules, does not own more than 35% of the shares of the REIT and, if it is a corporation, partnership, or other entity, the REIT does not own more than 35% of its shares, assets or net profits. We and our affiliates are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we and our affiliates may directly or indirectly provide non-customary services to tenants of properties without disqualifying all of the rent from the property if the payment for such services does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Also, rental income will generally qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.
     We may indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not under the 75% gross income test. Any dividends received from a REIT, including dividends derived by Arbor Realty from SR Inc. if SR Inc. qualifies as a REIT, will be qualifying income in Arbor Realty’s hands for purposes of both the 95% and 75% income tests.
     Any income or gain that a REIT or its pass-through subsidiaries derives from instruments that hedge certain risks, such as the risk of changes in interest rates, will not be treated as income for purposes of calculating the 75% and 95% gross income tests (i.e., will be excluded from both the numerator and the denominator), provided that specified requirements are met. Such requirements include that the instrument hedges risks associated with indebtedness incurred to acquire or carry “real estate assets” (as described below under “—Asset Tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from other hedging transactions will generally not be qualifying income for either the 95% or 75% gross income test. See “—Derivatives and Hedging Transactions.”
     Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property, and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.
     If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nonetheless qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will generally be available if the failure to meet these tests was due to reasonable cause and not due to willful neglect, we attach to our tax return a schedule of the sources of our income, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we may not qualify as a REIT. As discussed above under “Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed that is based upon the amount by which we fail to satisfy the particular gross income test.
     Under The Housing and Economic Recovery Tax Act of 2008, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.
Asset Tests
     At the close of each calendar quarter, a REIT must also satisfy four tests relating to the nature of its assets. First, at least 75% of the value of the total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and certain kinds of mortgage backed securities and mortgage loans. This would include stock of SR Inc. that is indirectly owned by Arbor Realty, provided that SR Inc. qualifies as a REIT. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.
     The second REIT asset test is that the value of any one issuer’s securities owned by the REIT may not exceed 5% of the value of the REIT’s total assets. Third, the REIT may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs, and the 10% value test does not apply to “straight debt” having specified characteristics. Fourth, the aggregate value of all securities of TRSs held by a REIT may not exceed 25% of the value of the REIT’s total assets.
     Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, a REIT is treated as owning its share of the underlying assets of a subsidiary partnership, if a REIT holds indebtedness issued by a partnership, the indebtedness will generally be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset, satisfies the rules for “straight debt,” or other conditions are met. In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt held by a REIT that is issued by another REIT may not so qualify (except that debt issued by REITs will not be treated as “securities” that are subject to the 10% value-based asset test, as explained below).
     The rules regarding REITs include relief provisions that make it easier for REITs to satisfy the asset test requirements, or to maintain REIT qualification notwithstanding certain violations of the asset test and other requirements.
     One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (a) it provides the IRS with a description of each asset causing the failure, (b) the failure is due to reasonable cause and not willful neglect, (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure, and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 35%), and (d) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
     A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets or $10,000,000, and (b) the REIT either disposes of the assets causing the failure within 6 months after the last day of the quarter in which it identifies the failure or the relevant tests are otherwise satisfied within that time frame.
     In addition, certain securities will not violate the 10% value test. Such securities include (a) any “straight debt,” provided that the REIT (or a controlled taxable REIT subsidiary of the REIT) does not own other securities of the issuer of that security which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities, (b) any loan made to an individual or an estate, (c) certain rental agreements in which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT), (d) any obligation to pay rents from real property, (e) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (f) any security issued by another REIT, and (g) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “ — Income Tests.”
     Any interests held by a REIT in a real estate mortgage investment conduit, or “REMIC,” are generally treated as qualifying real estate assets, and income derived by a REIT from interests in REMICs is generally treated as qualifying income for purposes of the REIT income tests described above. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of the REIT’s interest in the REMIC, and its income derived from the interest, qualifies for purposes of the REIT asset and income tests. Where a REIT holds a “residual interest” in a REMIC from which it derives “excess inclusion income,” the REIT will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though the income may not be received in cash by the REIT. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. See “Taxation of Stockholders.” Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “Taxable Mortgage Pools and Excess Inclusion Income.”
     To the extent that we hold mortgage participations or mortgage backed securities that do not represent REMIC interests, such assets may not qualify as real estate assets, and the income generated from them might not qualify for purposes of either or both of the REIT income requirements, depending upon the circumstances and the specific structure of the investment.
     We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying real estate assets for purposes of the REIT asset tests, as well as for purposes of the gross income tests described above. See “— Income Tests.” We may, however, hold some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset tests described above, and we believe that our existing investments satisfy such requirements.
     Independent appraisals generally are not obtained to support our conclusions as to the value of our total assets, or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
Annual Distribution Requirements
     In order to qualify as a REIT, an entity is required to distribute dividends, other than capital gain dividends, to its stockholders in an amount at least equal to:

(a)	the sum of:
(1)	90% of its “REIT taxable income” (computed without regard to the deduction for dividends paid and excluding its net capital gains), and

(2)	90% of the net income, if any, (after tax) from foreclosure property (as described below), minus
(b)	the sum of specified items of non-cash income.
     These distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before the REIT timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for distributions to be counted for this purpose, and to give rise to a tax deduction by the REIT, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.
     We may pay certain dividends in a form other than cash. Pursuant to guidance issued by the IRS that applies to dividends paid with respect to tax years ending on or before December 31, 2011, publicly traded REITs may pay dividends that are eligible for the dividends paid deduction and thereby count towards satisfying the REIT distribution requirements, where stockholders have the ability to choose the form of payment, in either stock or cash, and the aggregate amount payable in cash may be capped, provided that the cap is set at not less than 10% of the total amount of the dividend. We have agreed with a lender to pay any dividends in the form of stock rather than cash to the extent permitted under the REIT rules, and we may therefore pay dividends that are structured in such a manner as to comply with the IRS guidance.
     To the extent that a REIT distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, it will be subject to tax at ordinary corporate tax rates on the retained portion. It may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In this case, the REIT could elect to have its stockholders include their proportionate share of such undistributed long-term capital gains in income and receive a corresponding credit for their share of the tax paid by the REIT. Stockholders would then increase the adjusted basis of their REIT stock by the difference between the designated amounts of capital gains from the REIT that they include in their taxable income, and the tax paid on their behalf by the REIT with respect to that income.
     To the extent that a REIT has any net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “Taxation of Stockholders — Taxation of Taxable U.S. Stockholders.”
     If a REIT fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year and (c) any undistributed taxable income from prior periods, it will be subject to a 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed and (y) the amounts of income retained on which it has paid corporate income tax.
     It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (a) the actual receipt of cash, including receipt of distributions from its subsidiaries, and (b) the inclusion by us of items in income for federal income tax purposes. Potential sources of non-cash taxable income include income from equity interests in taxable mortgage pools, income from loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of its receipt in cash, and income from loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of our stock or other property.
     A REIT may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in the REIT’s deduction for dividends paid for the earlier year. In this case, the REIT may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends. However, the REIT will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.
Failure to Qualify
     If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which an entity fails to qualify as a REIT are not deductible by the entity, nor would they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders would generally be taxable in the case of U.S. stockholders who are individuals, trusts and estates, at capital gains rates (through 2010), and, subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Prohibited Transactions
     Net income derived from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business by a REIT, by a lower-tier partnership in which the REIT holds an equity interest or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to the

REIT. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Internal Revenue Code that could prevent such treatment will apply. The 100% tax will generally not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates.
Foreclosure Property
     Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income, such as certain rental income, that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we receive any income from foreclosure property that is not qualifying income for purposes of the 75% gross income test, we expect to make an election to treat the related property as foreclosure property, or to otherwise determine that the receipt of such non-qualifying income will not adversely affect our status as a REIT.
Foreign Investments
     To the extent that we directly or indirectly hold or acquire any investments and, accordingly, pay taxes, in foreign countries, such foreign taxes may not be passed through to, or used by, our stockholders, as a foreign tax credit or otherwise. Any foreign investments may also generate foreign currency gains and losses. Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests, as discussed above. See above under “—Income Tests.”
Derivatives and Hedging Transactions
     We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. In general, any income from a hedging transaction we enter into (1) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, or (2) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will be excluded altogether from the REIT income test calculations (i.e., from both the numerator and the denominator). To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, our position in a hedging contract or other derivative instrument, to the extent that it has positive value, may not be treated favorably for purposes of the REIT asset tests.
     We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Taxable Mortgage Pools and Excess Inclusion Income
     An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Internal Revenue Code if:
•	substantially all of its assets consist of debt obligations or interests in debt obligations,

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages,

•	the entity has issued debt obligations (liabilities) that have two or more maturities, and

•	the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
     Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences described below.
     Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the

TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.
     A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” Pursuant to guidance issued by the IRS, including IRS Notice 2006-97, the REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:
•	cannot be offset by any losses or deductions otherwise available to the stockholder,

•	is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and

•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.
     See “— Taxation of Stockholders.” Under the IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT will be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by it that is attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “– Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by the IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.
     In the case of a subsidiary partnership that is not wholly-owned by us or by another entity, such as SR Inc., that is taxed as a REIT, if the partnership were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and potentially could be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Tax Aspects of Investments in Partnerships
General
     Arbor Realty and SR Inc. may hold investments through entities that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in income our proportionate share of items from partnerships in which we hold an equity interest for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will generally include our proportionate share of assets held by subsidiary partnerships. See “Taxation of Arbor Realty — Effect of Subsidiary Entities — Ownership of Partnership Interests.”
     Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.
Entity Classification
     Any investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any subsidiary partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the REIT asset tests or the gross income tests as discussed in “Taxation of Arbor Realty — Asset Tests” and “— Income Tests,” and in turn could prevent us from qualifying as a REIT, unless we are eligible for relief from the violation pursuant to relief provisions described above. See “Taxation of Arbor Realty — Asset Tests,” “— Income Tests” and “— Failure to Qualify,” above, for discussion of the effect of failure to satisfy the REIT tests for a taxable year, and of the relief provisions. In addition, any change in the status of any subsidiary partnership for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements, without receiving any cash.
Tax Allocations with Respect to Partnership Properties
     Under the Internal Revenue Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes, and do not affect the book capital accounts or other economic or legal arrangements among the partners.
     To the extent that any subsidiary partnership acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to a contribution that we make to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, the partners in any subsidiary partnerships, including us, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the REIT distribution requirements discussed above.
Taxation of Stockholders
Taxation of Taxable U.S. Stockholders
     This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a holder of our stock that for U.S. federal income tax purposes is:
•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
     If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds stock issued by Arbor Realty, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.
     Distributions. As a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (15% maximum federal rate through 2010) which are applicable to qualified dividends from taxable C corporations received by domestic stockholders that are individuals, trusts and estates. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:
•	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax),

•	dividends received by the REIT from TRSs or other taxable C corporations, or

•	income from subsequent sales of “built-in gain” property that had previously been acquired by the REIT from C corporations in tax-deferred carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).
     Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, if any. In that case, we might elect to apply certain provisions of the Internal Revenue Code that treat our stockholders as having received, solely for tax purposes, our undistributed capital gains. The stockholders would be taxable on this income, but would also receive a corresponding credit for the taxes that we paid on such undistributed capital gains. The stockholders would also be deemed to recontribute the after-tax amount of the income back to us, and would correspondingly increase the tax basis of their shares. See “Taxation of Arbor Realty — Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of stockholders that are individuals, trusts and estates, and 35% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are, to the extent of previously claimed depreciation deductions, subject to a 25% maximum federal income tax rate in lieu of the 15% capital gains rate that applies to certain taxpayers.
     Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital, and will not be taxable to a stockholder, to the extent that the amount of such distributions does not exceed the adjusted tax basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or as short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

     To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Arbor Realty — Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits, as described above.
     If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any losses or other deductions of the stockholder that would otherwise be available. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.
     Dispositions of Stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to a maximum federal income tax rate of 15% (through 2010) if the stock is held for more than one year, and will be taxed at ordinary income rates (of up to 35% through 2010) if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 35%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may apply up to $3,000 per year of the excess, if any, of capital losses over capital gains, to offset ordinary income). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
     If an investor recognizes a loss upon a disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock, or transactions that we might undertake directly or indirectly. Moreover, we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Taxation of Non-U.S. Stockholders
     The following is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of our stock that are applicable to non-U.S.

holders of our stock. A “non-U.S. holder” is any person other than a U.S. stockholder, as defined above, or a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes. The discussion is based on current law and is for general information only. It addresses only selected, and not all, aspects of United States federal income and estate taxation.
     Ordinary Dividends. The portion of dividends received by non-U.S. holders that (1) is payable out of our earnings and profits, (2) is not attributable to our capital gains, and (3) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will generally be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the foreign stockholder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that holder’s share of our excess inclusion income. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to disclose to stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.
     In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
     Non-dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
     Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries (“USRPI capital gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “— Taxation of Foreign Stockholders—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 35% of the amount of dividends to the extent the dividends constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.
     A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “— Taxation of Foreign Stockholders — Ordinary Dividends”), provided that (1) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange.
     Dispositions of Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI.
     Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity is a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. We believe that we are, and we expect to continue to be, a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically-controlled qualified investment entity.
     In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury Department regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 5% or less of such class of stock at all times during a specified testing period. As noted above, we believe that our common stock is, and is likely to continue to be, “regularly traded” on an established securities exchange.
     If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.
     Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
     Estate Tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Stockholders
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
     To the extent, however, that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we will be subject to corporate level tax on such income, and, in that case, we may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “Taxation of Arbor Realty — Taxable Mortgage Pools and Excess Inclusion Income.” As required by IRS guidance, we intend to disclose to our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

     Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
     In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, and, in general, should prevent us from becoming a pension-held REIT.
     Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign tax consequences of owning our stock.
Other Tax Considerations
Legislative or Other Changes in Tax Law
     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.
     Recently proposed legislation would generally impose, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, common stock paid to certain foreign entities unless various information reporting requirements are satisfied. A substantially similar proposal was included as part of President Obama’s proposed budget for fiscal year 2011. There can be no assurance as to whether or not this proposed legislation (or any substantially similar legislation) will be enacted, and, if it is enacted, what form it will take or when it will be effective. Non-U.S. holders are encouraged to consult their own tax advisors regarding the possible implications of this proposed legislation on their investment in our common stock.
State, Local and Foreign Taxes
     We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state, local or foreign tax treatment, and that of our stockholders, may not conform to the federal income tax treatment discussed above. We may pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability.

Prospective investors should consult their tax advisors regarding the application of state, local and foreign income and other tax laws and their effect on an investment in our stock.

PLAN OF DISTRIBUTION
     The selling stockholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	the sales pursuant to an agreement of the selling stockholder with broker-dealers, of a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholder may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.
     The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledges, donees, assignees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.
     The Company is required to pay all fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS
     Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain matters of Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland.
EXPERTS
     The consolidated financial statements of Arbor Realty Trust, Inc. and Subsidiaries appearing in Arbor Realty Trust, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Arbor Realty Trust, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2009 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy any reports or other information that we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may also receive copies of these documents upon payment of a duplicating fee, by writing to the SEC’s Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room in Washington D.C. and other locations. Our SEC filings are also available to the public from commercial documents retrieval services, at our website (www.arborrealtytrust.com) and at the SEC’s website (www.sec.gov).
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” the information that we file with them into this prospectus. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC, including our annual, quarterly and current reports. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is modified or superseded by information contained in this prospectus or any other subsequently filed document. The information incorporated by reference is an important part of this prospectus and any accompanying prospectus supplement.
     The following documents have been filed by us with the SEC and are incorporated by reference into this prospectus:
•	our Annual Report on Form 10-K for the year ended December 31, 2009; and

•	our Form 8-A filed on April 5, 2004.
     All documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of the initial registration statement of which this prospectus is a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, and any previously filed document. In addition, all documents that we file (but not those that we furnish) with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of shares hereby will be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, any accompanying prospectus supplement and any previously filed document.
     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Secretary (telephone no.: (516) 506-4200).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expenses expected to be incurred in connection with the sale and distribution of the securities being registered, all of which are being borne by the registrant. All amounts except the SEC registration fee are estimates.

Securities and Exchange Commission registration fee	$206.06
Printing and engraving expenses	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous	5,000

Total	$75,206.06

Item 15. Indemnification of Directors and Officers.
     Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Arbor’s charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.
     The charter authorizes Arbor, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status in any of the foregoing capacities and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. The bylaws obligate Arbor, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Arbor and at the request of Arbor, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to a proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his status in that capacity and to pay or reimburse their reasonable expenses in advance of final disposition of the proceeding. The charter and bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

     Maryland law requires a corporation (unless its charter provides otherwise, which Arbor’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
     The Company has also entered into agreements to indemnify its directors and executive officers to the maximum extent permitted by Maryland law, and pay such persons’ expenses in defending any civil or criminal proceeding in advance of final disposition of such proceeding.
Item 16. Exhibits and Financial Statement Schedules.
     See the Exhibit Index, which is incorporated herein by reference.
Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:
     (i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
     (5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933, as amended, to any purchaser in the initial distribution of the securities, the undersigned

Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
     (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
     (6) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 11, 2010.

ARBOR REALTY TRUST, INC.
By:	/s/ Paul Elenio
	Name:	Paul Elenio
	Title:	Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     EACH PERSON IN SO SIGNING, ALSO MAKES, CONSTITUTES AND APPOINTS PAUL ELENIO AND WALTER K. HORN, AND EACH OF THEM ACTING ALONE, HIS OR HER TRUE AND LAWFUL ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION, TO EXECUTE AND CAUSE TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, ANY AND ALL AMENDMENTS AND POST-EFFECTIVE AMENDMENTS TO THIS REGISTRATION STATEMENT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND ANY RELATED REGISTRATION STATEMENT AND ITS AMENDMENTS AND POST-EFFECTIVE AMENDMENTS FILED PURSUANT TO RULE 462(B) UNDER THE ACT, WITH EXHIBITS THERETO AND OTHER DOCUMENTS IN CONNECTION THEREWITH, AND HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEY-IN-FACT OR HIS OR HER SUBSTITUTE OR SUBSTITUTES MAY DO OR CAUSE TO BE DONE BY VIRTUE THEREOF.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ivan Kaufman Ivan Kaufman	Chairman of the Board of Directors, Chief Executive Officer and President (Principal Executive Officer)	March 10, 2010

/s/ Paul Elenio	Chief Financial Officer	March 10, 2010
Paul Elenio	(Principal Financial Officer)

Signature	Title	Date

/s/ William Helmreich	Director
William Helmreich		March 10, 2010

/s/ C. Michael Kojaian	Director
C. Michael Kojaian		March 10, 2010

/s/ Melvin F. Lazar	Director
Melvin F. Lazar		March 10, 2010

/s/ Walter K. Horn	Director
Walter K. Horn		March 10, 2010

/s/ Joseph Martello	Director
Joseph Martello		March 10, 2010

/s/ Karen K. Edwards	Director
Karen K. Edwards		March 10, 2010

/s/ Kyle A. Permut	Director
Kyle A. Permut		March 10, 2010

/s/ Archie R. Dykes	Director
Archie R. Dykes		March 10, 2010

/s/ John J. Bishar, Jr.	Director
John J. Bishar, Jr.		March 10, 2010

EXHIBIT INDEX

Exhibit
Number
4.1	Common Stock Purchase Warrant, Certificate No. W-1, dated July 23, 2009, issued to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009)

4.2	Common Stock Purchase Warrant, Certificate No. W-2, dated July 23, 2009, issued to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009)

4.3	Common Stock Purchase Warrant, Certificate No. W-3, dated July 23, 2009, issued to Wachovia Bank, National Association (incorporated by reference to Exhibit 4.4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009)

4.4	Registration Rights Agreement, dated as of July 23, 2009, by and between Arbor Realty Trust, Inc. and Wachovia Bank, National Association (incorporated by reference to Exhibit 10.35 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

5.1	Opinion of Venable LLP

8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to certain tax matters

23.1	Consent of Ernst & Young LLP

23.2	Consent of Venable LLP (contained in Exhibit 5.1)

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 8.1)

24.1	Powers of Attorney (included in signature page)